DISTRIBUTION AGREEMENT


Entered into on this, the 1st day of November, 2002, in Moledet, Israel, by and between:

M.C.M. ENVIRONMENTAL TECHNOLOGIES LTD.
Moledet, M.P. Gilboa, Israel 19130 (hereinafter referred to as "MCM").

and EUROMEDIC GROUP
Koningslaan 34, 1075 AD, Amsterdam, Holland.

And the list of companies as according to the Appendix A. ("Euromedic") (hereinafter referred to as "Distributor")

WHEREAS MCM, has developed, manufactures and markets a disinfecting disposal unit for the treatment of contaminated waste particular to the medical setting, and marketed under the name: Steri M.C.M. Med, an Infectious Waste Disinfecting Disposal Unit in two types: SteriMed - a large type and its applicable Separator, (to be referred to herein as: "the Unit" and a smaller type - SteriMed - Junior, (to be referred to herein as: "the Small Unit") and (hereinafter the Equipment");

AND WHEREAS Distributor represents that it is well established in the distribution of products in the medical market and is interested in importing, marketing and selling the Equipment in Russia Federation (hereinafter "the Territory");

NOW THEREFORE in consideration of the foregoing promises, covenants and agreements herein, the parties agree as follows;

1. Preamble:

The Preamble to this Agreement and the attachments hereto are an integral part hereof.

2. Appointment:

Company hereby appoints the Distributor and Distributor hereby accepts such appointment, as its exclusive Distributor in the Territory in accordance with the terms and conditions set forth in this Agreement;

3. Representations:

3.1 Each party hereto represents that it is legally able to enter into this Agreement and that there is no other contractual obligation or legal reason which would prevent it from doing so.

3.2 Distributor represents and warrants to MCM that it is, and at all times during the term of this Agreement shall be, in compliance with all laws in the Territory, and that Distributor is qualified and legally authorized to purchase and resell the Equipment and otherwise carry out its obligations hereunder.

3.3 Distributor shall take all necessary steps to obtain all regulatory and/or government approvals necessary, if any, to import, sell and operate the Equipment in the Territory. Distributor shall provide MCM with authenticated copies of such approvals. Distributor shall ensure that MCM is the official record owner of all such approvals.

4.      Duration and Exclusivity:

4.1 Subject to any other provision(s) herein, this Agreement shall commence on the date of signature stated above (hereinafter the "Effective Date"), and be in effect for a period of three (3) years (the "Period").

4.2 Subject to any other provision(s) herein, during the Period MCM shall not market or distribute the Equipment within the Territory except via the Distributor. Any orders or inquiries received directly by MCM regarding sale of the Equipment within the Territory, including Private Label orders, will be referred to the Distributor. MCM WILL MAINTAIN DIRECTLY RELATION WITH THE EXISTING CUSTOMERS IN RUSSIA FEDERATION (ROSSLYAN MEDICAL) - AND CONTINUE TO SUPPLY THE STER - CID AND THE SPARE PARTS DIRECTLY.

4.3 If Distributor shall meet all Minimum Purchase Obligations, then at the end of the Period the agreement shall be automatically extended for a further three years period (the "Extended Period"). The Minimum Purchase Obligations shall be increased as follows:

4.3.1. At least _________________ units in the fourth year following the effective date of this Agreement.

4.3.2. At least _________________ units in the fifth year following the effective date of this agreement.

4.3.3. At least _________________ units in the sixth year following the effective date of this agreement.

All other terms and conditions shall remain unchanged.

4.4 Distributor may, with MCM prior written approval, seek customers located outside of the Territory and the Non Exclusive Territory during the Term of this Agreement.

5.      Minimum Purchase Obligations:

Distributor hereby undertakes to purchase and take actual delivery of the following minimum amounts, in each of the 3 years specified below, as its Annual Purchases. The following are the Minimum Purchase Obligations by the
Distributor:

5.1 At least 10 (ten) units in the first year following the effective date of this Agreement, of which is no less 5 (five) units shall be ordered for delivery within the first half of the said year.

5.2 At least 17 (Seventeen) units in the second year following the effective date of this Agreement, of which no less than 8 (eight) units shall be ordered for delivery within the first half of the said year.

5.3 At 22(Twenty two) units in the third year following effective date of this Agreement of which no less than 11 (Eleven) units shall be ordered for delivery within the first half of said year.

5.4 With regard to the first year of this Agreement, Distributor shall place its written order within 15 (fifteen) days following the effective date of this Agreement. With regard to all subsequent years, the orders shall be received no later than the 60th day prior to the upcoming quarter.

5.5 Distributor shall forward, together with each written order, an irrevocable letter of credit in the amount of the order ("Letter of Credit") or Pre Paid of 50% (fifty) of the total sum on date of order and the balance will be pay before the delivery date.

5.6 It is explicitly agreed between the parties that, in the event Distributor does not meet all or any one of its Minimum Purchase Obligations, it shall be a material breach of this Agreement and MCM shall have the absolute right, at its sole discretion, to terminate this Agreement by giving a thirty (30) days prior written notice to Distributor. If the Agreement is so terminated, no sums or other form of compensation shall be due to MCM from Distributor by reason of Distributor failure to meet its Minimum Purchase Obligations. Distributor shall provide MCM, on a quarterly basis, and no later than the seventh day of each quarter with a detailed written report of all sales of Equipment and installations made by the Distributor in the Territory. Such report shall include the following: (i) the name, address and telephone number of the purchaser of the Equipment;(ii) date of sale; (iii) exact location of the Equipment in the purchaser's premises; (iv) names of the contact persons for sales and technical support; and (v) the serial number of the Equipment. In addition such report shall include information regarding repairs and spare parts, all as set forth in Section 11.5 of this Agreement.

6. Right to Terminate:

6.1 Either party shall have the right to terminate and cancel this Agreement in accordance with any provision hereunder, or by giving 30 days written notice in the event of any of the following occurring;

A. A significant breach of one or more of said party's obligations hereunder (including without limitations, the Minimum Purchase Obligations), provided such breach is not cured within the said 30 day notice period; or

B. Said party has voluntary or involuntary commenced bankruptcy, insolvency, dissolution proceedings or a receiver has been appointed to administer its affairs, and such development or appointment has not been reversed within the said 30 day notice period; or

C. Said party has ceased to do business in the normal course for a period of at least thirty (30) days prior to the giving of the notice of termination.

6.2 In the event of termination or expiration of this Agreement for any reason whatsoever, no sums or other form of compensation shall be due to Distributor from MCM by reason of good will, lost of future profits, reimbursed investment, severance, or any similar concept or form of termination indemnity.

7. Sates Promotions:

Distributor shall consistently use its best efforts to vigorously promote, maintain and extend and increase the sale of the Equipment in the Territory and seek to develop new customers in the Territory. In furtherance of that obligation Distributor shall at its own expense, undertake such advertising and promotion as is necessary or appropriate to promote the purchase and use of the Equipment in the Territory including but not limited to the following:

(i) to maintain an extensive sales network; (ii) to maintain sufficient inventory of all the Equipment so as to ensure that all orders and repairs may be filled in a timely and efficient manner; (iii) to hire experienced sa1es personnel in such numbers as may be reasonably required and to use only appropriate and reputable means of promoting and selling the Equipment; (iv) to engage in proper fol1ow-up and to maintain contact with customers in order to ascertain and fill all their supply requirements with regard to the Equipment, and to respond to all inquiries and to fill all orders in a timely and efficient manner; (v) to provide customers with sufficient material, in the local language, and other support in order to promote sales; (vi) to provide all customers with an accurately translated copy of all manuals and instructions. Master copies of all such manuals and instructions shall be provided to Distributor by MCM in English; and (vii) to participate at conventions, sales meetings and trade fairs in the Territory as agreed and in cooperation with MCM.

8. Advertising and Marketing:

8.1 Distributor undertakes to ensure that all advertising material will be in accordance with the requirements of the relevant govemmenta1 and health authorities, and that all advertising material will be forwarded to MCM for its prior approval prior to publication.

8.2 No later than the seventh (7th) day of every quarter, Distributor will submit to MCM a detai1ed report of all marketing activity for the previous month. Such report shall contain a general summary of marketing efforts, as well as full details of a1l purchases, including: customer name and address, item(s) purchased and the name of the employee of Distributor who performed the installation of the unit at the purchaser's premises.

8.3 MCM undertakes to provide to Distributor the resu1ts of any research or tests performed on or using the Equipment insofar as MCM determines that the same will aid Distributor's marketing activity.

9. Expenses:

Any and all expenses related to the sales, distribution or advertising of the Equipment in the Territory, including the preparation of any printed or recorded matter, as well as any other expense related to the promotion of sales, including but not limited to the obtaining of any licenses or permits and/or the approval of any government office or authority, shall be borne exclusively by Distributor.

10. Pricing and Terms of Purchase:

10.1 The indicative price of any Equipment shall be as follows: (i) For the large type and its applicable Separator is ______________ MCM works, (ii) For the Small Unit is _____________ ex MCM works. The recommended end user price for the large type shall be ______________ (the "Recommended Price"). The indicative Price of Ster-Cid shall be _____________ per liter CIF Bremen, Germany. The recommended end user price for the Ster-Cid shall be ______________ per liter (the "Recommended Price").

10.2 It is expressly understood and agreed that the above price of the Equipment and/or Ster-cid and/or spare parts prices may be amended by MCM at any time, in its sole discretion, and that such amended price(s) shall become effective thirty (30) days after written notice is sent to Distributor.

10.3 All orders and/or purchases by Distributor shall be according to the following terms:

A. All orders shall be on an Ex Factory basis (i.e., at the manufacturing facility in Israel) and accompanied by an irrevocable Letter of Credit, and issued by a bank acceptable to MCM, for the entire invoice amount or Pre Paid of50% (fifty) of the total sum on date of order and the balance will be pay before the delivery date.

B. MCM shall have no obligation to fill any order not accompanied by such Letter of Credit.

C. All orders placed as specified above shal1 be delivered Ex Factory (i.e., at the manufacturing facility in Israel) within 120 days of the receipt of Distributor's order and the acceptance of the Letter of Credit by MCM's bank or PrePaid of 50% (fifty) of the total sum on date of order and the balance will be pay before the delivery date, provided however that MCM shall not be liable for any delay in the execution of the orders. In cases where Distributor places orders in excess of the quantities of the Minimum Purchase Obligations for any given year, date of de1ivery shall be by agreement between the parties.

D. All payments shall be made directly by Distributor to MCM. Payment by the customer or end user shall only be acceptable in cases where MCM has approved such form of payment in writing and in advance.

10.4 Upon the expiration of the warranty period, and if Distributor did not fulfill its Minimum Purchase Obligation, then Distributor shall purchase the spare parts package (as discussed below in Section 11.2) from MCM at its then spare parts catalog price. If Distributor achieves its Minimum Purchase Obligation, then the spare parts package shall remain its own, free of charge. Payment for all spare parts to MCM after the expiration of the warranty period shall be made within 45 days of billing by MCM. Any late payment shall be considered a breach of this Agreement and, further, shall require payment of interest by Distributor at he rate of Prime plus 5%.

11. Service and Snare Parts:

As an integral part of its obligations hereunder, Distributor hereby undertakes to provide complete maintenance and repair service to all Equipment sold by Distributor during the term of this Agreement and for one (1) year after the termination of this Agreement.

11.1 Distributor shall submit MCM a written proposal for establishing and maintaining sufficient service outlets and staff, within 30 days of the Effective Date (the "Plan"). The Plan shall include an obligation by Distributor to comp1ete all repairs to any part of the Equipment within 72 (Seventy two) hours after receipt of a telephonic or written request for service from the customer or user of the Equipment.

11.2 (a) In this Agreement the term "spare parts" shall mean any and all parts listed in MCM's spare parts catalog (a copy of which bas been marked Appendix B and attached hereto as an integral part of this Agreement), including all chemical products used in the Equipment for purposes of processing or disinfecting waste products.

(b) MCM shall provide Distributor with a complete package of spare parts, free of charge, upon the purchase and delivery of three fully paid Equipment units.

(c) During the warranty period and subject to the warranty (as set forth section 14 below) MCM shall provide, free of charge, any and an spare parts required in order to repair the Equipment unit sold by the Distributor. If any service or repair is given under warranty, MCM shall be responsible for such expense, provided MCM receives from Distributor a detailed report and bill from Distributor (including the Equipment unit serial number, and if any spare parts were installed) and that such repair is approved by MCM's engineer. For the sake of clarity the parties state that routine maintenance performed under warranty shall be Distributor's expense. If any spare part from the package is used, MCM shall provide Distributor with such new spare parts so that Distributor shall have at all times during the warranty period a complete package of spare parts.

(d) Upon the expiration of the warranty period, and if Distributor did not fulfill its Minimum Purchase Obligation, then Distributor shall purchase the spare parts package from MCM at its then spare parts catalog price. If Distributor achieves its Minimum Purchase Obligation, then the spare parts package sha11 remain its own, free of charge. Payment for all spare parts to MCM after the expiration of the warranty period shall be made in accordance with
Section 10.5 above. Distributor undertakes to maintain a sufficient supply of spare parts, at its own expense, in order to adequately service all Equipment sold in the Territory.

11.3 MCM undertakes to make reasonably available to Distributor an experienced engineer for purposes of technical support in all matters related to repair and maintenance. Consultation with such support shall be without charge, however, in the event that such support entails the travel of the said engineer outside Israel, Distributor shall be required to pay all expenses for travel, accommodation, etc.

11.4 No later than the seventh day of each quarter Distributor will forward to MCM a written report of all repair activity for the previous quarter, including with respect to usage of spare parts from the spare parts package and the serial number of each Equipment unit that has been repaired. Such report shall include the name of the customer, a detailed description of the prob1em and the service or repair done, as well as the time used in accomplishing such service or repair.

12.      Training of Staff

12.1 MCM hereby undertakes to train Distributor's service managers and technicians in the installation repair and maintenance of the Equipment. Such training one time only shall take place at MCM in Israel. MCM shall provide such services at its own expense, however all travel and accommodation expenses of Distributor's personnel shall be at Distributor's expense. Distributor undertakes to install and or operate the SteriMed system with its territory only after his technicians has successfully trained in MCM. Further, MCM shall, at Distributor's request, train Distributor's customers and/or sales managers in the proper operation of the Equipment. The content, scheduling and duration of all such training shall be determined by MCM.

12.2 It is express1y agreed between the parties that all service, repair and maintenance of the Equipment in the Territory shall be carried out only by qualified service personnel who have completed training, either by MCM or by Distributor's qualified instructor. Any deviation from this provision shall result in the immediate voiding of the warranty covering the relevant Equipment constitute a breach of this Agreement.

12.3 At Distributor's request, MCM shall certify one or more of Distributor's staff as qualified instructors in matters of service, maintenance and repair of the Equipment. At such point Distributor shall be responsible for the training provided for in this Section 12 and MCM's obligations under this Section 12 shall cease.

13. Technology, Quality Control and Insurance:

13.1 MCM represents that the Equipment is under Patent protections in the United States and in Australia, and that applications for patents are pending in various other countries, including Israel.

13.2 MCM hereby undertakes to hold Distributor harmless for any claims asserted against Distributor and/or MCM arising out of a claim by any third-party for patent infringement with regard to the proprietary technology which serves as the basis for the Equipment.

13.3 MCM assures Distributor that the Equipment is manufactured under a strict program of quality control. MCM hereby undertakes that each properly working unit, if operated in strict accordance to manufacturer's then current printed instruction manual, shall reduce the amount live pathogens in the medical waste at least to a level equal to that at which the Equipment performed in the Efficiency Tests attached hereto as part of Appendix B (if not previously supplied to Distributor), when checked under identica1 conditions by the same testing method. MCM hereby reserves the right to alter the aforesaid standard at any time, at its sole discretion, but undertakes that the said standard will at no time fall below the specifications set forth in Appendix B attached hereto (if not previously supplied to Distributor), i.e., the minimum requirements of the health authority of the State of New York (effective 1/1/98).

13.4 MCM undertakes to pack the Equipment for marine shipping in an appropriate and secure manner in accordance with the instructions or recommendations of MCM's shipping agent.

13.5 From the time the first shipment of Equipment arrives in the Territory, and throughout the duration of this Agreement Distributor undertakes to carry products liability insurance in an amount reasonable to products such as the Equipment in the Territory as well as any other coverage necessary to insure against any and all claims of any party, including Distributor's agents and employees, for any reason (not including the environmental effects). Such coverage shall name MCM as an additional insured party and be applicable to the Equipment and spare parts sold in the Territory (not inc1uding the environmental effects) and, further, shall contain a provision which specifically provides that no right of subrogation shall exist against MCM for any claim made or paid by Distributor's insurance carrier(s). Distributor shall submit copies of an insurance policies for MCM. Further, Distributor hereby irrevocably waives any right of subrogation against MCM which may arise at any time.

14. Warranty:

14.1 MCM will provide Distributor with a written warranty for each Equipment unit purchased. Such warranty shall be transferable to the purchaser of the unit and shall guarantee parts and workmanship of the Equipment for one (l) year from date of installation and in NO event more than Eighteen (18) months from the date of purchase.

The guarantee shall run between Distributor and the purchaser of any unit, with no privity existing between MCM and such purchaser; whereas the question of responsibility as between MCM and Distributor shall be controlled by the provisions of this Agreement. Such warranty shall explicitly exclude consequential damages (including, but not limited to, lost sales or profits, or damage to goodwill).

14.2 The forgoing warranty is given subject to the condition that MCM shall not be liable for any defect fault or failure of the Equipment which after delivery is caused by: (i) improper storage, neglect, misuse or improper operation; (ii) accident, fire, water, vandalism, or causes other than ordinary use of Equipment; or (iii) any alteration or tempering with any item of the Equipment without MCM's prior written approval.

14.3 With respect to claims against the Distributor must notify MCM in writing, providing all information within 30 days after (i) discovery of the defect by Distributor; or (ii) the date Distributor received notice of the claimed defect from its customer during the warranty period hereunder.

15. The Relationship Between the Parties; Indemnification:

15.1 No agency or any other relationship than one as between principal and independent distributor is created hereby. Distributor shal1 be conclusively construed to be an independent contractor and not an employee, and Distributor and shall not represent itself to be MCM's agent. Distributor is neither authorized to act as agent for MCM, nor to represent, or have any authority to bind MCM in any matter not specifically provided for in this Agreement.

15.2 Distributor shall be solely responsible for its activities. A1l sales made by Distributor shall be in its own name, for its own account, and at its own risk. Distributor shall hold MCM harmless and indemnify it to the fullest extent permitted by law, for the consequences of any of its actions, errors and/or omissions and, further, shall immediately reimburse MCM, at MCM's first demand, for any costs or expenses, including legal judgments and legal costs, which MCM may incur in defense of, or as a consequence of any of Distributor's commercial activity.

15.3 Subject to the warranty as set forth in Section 14 above. Distributor hereby undertakes to hold MCM harmless and indemnify it to the fullest extent permitted by law, for any claims asserted against Distributor and/or MCM arising out of any claim by any third-party with regard and in connection with the operation of the Equipment (not including the environmental effects), except if there was malpractice in the production of the Equipment by MCM.

15.4 Distributor agrees to indemnify MCM from and against any claim or damages and expenses caused by or arising out of Distributor's gross negligence or willful wrongdoing or mishandling or replacing of the Equipment

15.5 MCM shall hold Distributor harmless and indemnify him as set forth in
Section 13.2 above.

16. Prohibition of Assignment:

The Distributor shall not have the right to transfer or delegate in whole or in part any of its rights or obligations hereunder to any other party. Without the prior written consent of MCM, Distributor shall notify MCM in advance of any change in control of Distributor. Any such change without MCM's prior written consent shall continue a breach of this Agreement by Distributor.

17. Non Compete:

The Distributor shall not distribute, manufacture, represent, deal in, offer or promote in any other way, directly or indirectly, products or spare parts which are similar to, or in any way likely to compete with, the Equipment for the duration of this Agreement and for a period of one (1) years thereafter, without the prior written consent of MCM.

18. Confidentiality:

Distributor acknowledges that, in the context of its relationship with MCM, it will be put into possession of certain confidential and/or proprietary information which is the sole and exclusive property of MCM. Distributor, as well as ay of its employees or agents shall have an absolute obligation of confidentiality to MCM with regards to all proprietary information, including but not limited to technical material, research and marketing, pricing practices, terms of sales, commercial information or strategy. This clause shall remain in effect during the term of this Agreement, and for five (5) years following its termination or expiry.

19. Trademarks; Proprietary Rights:

19.1 Distributor acknowledges and recognizes that all proprietary rights in the Equipment, including without limitation, any patents, patent applications, and/or design patents and/or trademarks and/or trade names and/or logos and/or trade secrets are owned by, or have been licensed to MCM. Distributor affirms that it has never had, does not have, will not claim, and will not make any representations to third parties that it has any proprietary rights in the Equipment or the accompanying materials, manuals or literature.

19.2 In connection with its performance hereunder, Distributor shall have the right to use the trademarks and trade names of MCM. This Agreement shall not constitute a license to use MCM's trademarks or trade names for any other purpose, and upon any expiration or termination of this Agreement, the use by Distributor of any such trademarks shall cease.

20. Governing Law; Settlement Disputes

20.1 This Agreement, and all matters relating to it, shall be governed and construed in accordance with the substantive and procedural laws of the State of Israel.

20.2 Any disputes arising out of, or in any way related to, this Agreement shall be referred to the decision of a single arbitrator in Tel Aviv, Israel. The arbitrator shall be agreed upon between the parties or, to be appointed by the Chairman of the Israel Bar Association, and his decision shall bind the parties.

21. Force Majeure

Each of MCM and Distributor shall not be liable for any delay or failure to perform its obligations due to any cause beyond its reasonable control, including without limitations: fire, accident, war, riot, civil disorder, embargo, strike, sabotage, labor disputes, act of god, government order.

22. Miscellaneous

22.1 This Agreement is the only valid agreement between the parties and any prior agreements, understandings, representations and/or negotiations between the parties, whether oral or in writing, shall no longer be valid or binding between them.

22.2 This Agreement represents the entire agreement between the parties and may not be altered except in writing when signed by both parties hereto.

22.3 The headings contained in this Agreement are solely for the convenience of the parties and shall not be construed as an actual part of this Agreement.

22.4 In the event that one or more provisions contained in this Agreement should for any reason be held to be unenforceable in any respect, the unenforceability of such provision shall not in and of itself invalidate this Agreement, but this Agreement shall be construed to the maximum extent practicable as if such unenforceable provision had not been contained herein.

22.5 Any and all notices given in relation to this Agreement shall be in writing and delivered to the parties hereto by registered mail to their respective addresses as set forth in the Preamble to this Agreement.

IN WITNESS WHEREOF the parties have set their signatures and seals hereto on the date first above written.




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MCM ENVIRONMENTAL TECHNOLOGIES LTD.           EUROMEDIC GROUP

By:                                           By:

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